2002-23913
CAUSE NO.

:

HENRY ZAMBIE,	:	IN THE DISTRICT COURT
Derivatively on Behalf of Nominal	:
Defendant SEITEL, INC.,	:	HARRIS COUNTY, TEXAS
:
Plaintiff,	:	333 JUDICIAL DISTRICT
:
v.	:
:
PAUL A. FRAME, HERBERT M.	:
PEARLMAN, DEBRA D. VALICE,	:
WALTER M. CRAIG, FRED S.	:
ZEIDMAN, WILLIAM LERNER, JOHN E	:
STIEGLITZ, KEVIN S. FIUR, and	:
ERNST & YOUNG, LLP,	:
:
Defendants,	:
:
and
:
SEITEL, INC.,	:
:
Nominal Defendant	:
:

PLAINTIFF'S ORIGINAL PETITION

TO THE HONORABLE JUDGE OF SAID COURT:

        Comes now the Plaintiff Henry Zambie, and files this Plaintiff's Original Petition complaining of Paul A. Frame, Herbert M. Pearlman, Debra D. Valice, Walter M. Craig, Fred S. Zeidman, William Lerner, John E. Stieglitz, Kevin S. Fiur, and nominal defendant Seitel, Inc., and for cause would show the Court as follows:

DISCOVERY PLAN

        It is contemplated that discovery in this matter will be conducted under Level 3 of Tex. R. Civ.P. 190.1.

NATURE OF THE ACTION

I

        This is a shareholders' derivative action brought pursuant to Texas Business Corporation Act Article 5.14 for the benefit of nominal defendant Seitel, Inc. ("Seitel" or the "Company") against its entire Board of Directors and certain of the Company's executive officers for breaches of fiduciary duty, waste of corporate assets, and other violations of law.

PARTIES

II.

        Plaintiff Henry Zambie is, and was at all relevant times, a shareholder of nominal defendant Seitel.

III.

        Nominal defendant Seitel is a Delaware corporation with its principal executive offices located at 50 Briar Hollow Lane, West Building, 7th Floor, Houston Texas 77027. According to its public filings, Seitel compiles and licenses seismic and other data for oil and gas exploration. Founded in May 1982, Seitel had is initial public stock offering in 1985. Jurisdiction and venue are proper in this district because nominal defendant Seitel has its principal place of business in this district and the transactions upon which this Original Petition are based took place primarily in this district.

IV.

        Defendant Paul A. Frame ("Frame") has served as the Chairman of Seitel's Board of Directors (the "Board") since February 27, 2002, has served as a director since 1986, as Chief Executive Officer since July 1992 and President since January 1987. For fiscal year 2000 Frame was paid a total of $3.2 million in salary, bonus and commissions. Frame received an amended employment agreement in June 2000 which provided that Frame would receive a base salary of $428,437, plus annual bonus payments based on Seitel's annual Pre-Tax Profits ("PTP"), bonus payable only where the PTP exceeded a minimum amount ("PTP Threshold") in a given year. The PTP Threshold was set at $10 million for fiscal 2000-2002, $12 million for fiscal 2003-2007, and $14 million for fiscal 2008 and all years thereafter. If the PTP Threshold is reached in a given year Frame is entitled to a bonus of 3% of the PTP, plus a further bonus of 1% of the Company's sales in that year in excess of $30 million. For fiscal year 2000, Frame was paid a total of $3,186,558 in salary and bonus, including $1,248,971 in bonus payment based upon the Company's PTP. During fiscal year 2001, Frame received a $2.6 million bonus based upon anticipated, but never realized, profits by the Company. From June 18, 2001 through December 4, 2001, Frame sold 105,000 shares of Seitel common stock based on material adverse non-public information, reaping total proceeds of $1,374,860.

V.

        Defendant Herbert M. Pearlman ("Pearlman") was a co-founder of Seitel, a director from the Company's inception in 1982, and Chairman of the Board from 1987 until February 27, 2002. Pearlman received an amended employment agreement in June 2000 (which was similar to Frame's employment agreement), which provided that Pearlman would receive a base salary of $444,878, plus annual bonus payments based on Seitel's PTP, bonus payable only where the PTP exceeded the above-described FTP Threshold. If the PTP Threshold is reached in a given year Pearlman would be entitled to a bonus of 3% of the PTP. For fiscal year 2000, Pearlman was paid a total of $1,585,000 in salary and bonus, including 1,157,133 in bonus payment based upon the Company's PTP. From February 26, 2001 to May 22, 2001, Pearlman sold a total of 264,400 shares of Seitel common stock based on material adverse non-public information, reaping total proceeds of $5,302,584.

VI.

        Defendant Debra D. Valice ("Valice") has served as a director of Seitel since May 1995, as Chief Financial Officer, Executive Vice President, Treasurer and Corporate Secretary since February 1987. Pursuant to Valice's employment agreement, Valice would receive a base salary of $266,667, plus an annual bonus payment of 2% of Seitel's PTP (capped at $125,000), plus a discretionary amount to be determined by the Board of Directors. For fiscal year 2000, Valice was paid a total of $1,003,000 in salary and bonus, including $832,648 in bonus payment based upon the Company's PTP. During fiscal year 2001, Valice received a $620,000 bonus based upon anticipated, but never realized, profits by the Company. From March 13, 2001 to May 30, 2001, Valice sold a total of 25,500 shares of Seitel common stock based on material adverse non-public information, reaping total proceeds of $584,500.

VII.

        Defendant Walter M. Craig, Jr. ("Craig") has served as a director of Seitel since 1987, and serves also as Assistant Corporate Secretary. From September 22, 2000 to May 21, 2001, Craig sold a total of 35,344 shares of Seitel common stock based on material adverse non-public information, reaping total proceeds of $751,780.

VIII.

        Collectively, the defendants identified in paragraphs IV-VII will be referred to herein as the "Selling Defendants." The Selling Defendants were all in possession of material non-public adverse information regarding Seitel's business and prospects when from February 26, 2001 to December 4, 2001, they sold a total of 482,524 shares of Seitel common stock for total proceeds of $8,013,724.

IX.

        Defendant Fred S. Zeidman ("Zeidman") has served as a director of Seitel since 1997, and is a member of the Company's Audit Committee.

X.

        Defendant William Lemer ("Lerner") has served as a director of Seitel since 1985, and is a member of the Company's Audit Committee.

XI.

        Defendant John E. Stieglitz ("Stieglitz") has served as a director of Seitel since 1989, and is a member of the Company's Audit Committee.

XII.

        Defendant Kevin S. Fiur ("Fiur") has served as a director of Seitel since February 27, 2002, as Chief Operating Officer, Executive Vice President of the Company since April 2001, and as Senior Vice President and General Counsel since being hired by Frame in November 1991. For fiscal year 2000, Fiur was paid a total of $1,231,592 in salary, bonus and other compensation, including commissions on Seitel's inflated revenue figures for that year.

XIII.

        Collectively, the defendants identified in paragraphs IV-VII and XI-XIIV will be referred to as the "Individual Defendants." The Individual Defendants, through their positions as directors and/or senior officers of the Company and their receipt of reports, attendance at meetings, and access to all of the Company's books, records and other proprietary information, had responsibility for the management of the Company, and had access to proprietary non-public information regarding the Company's business and operations.

XIV.

        Defendant Ernst & Young, LLP ("E&Y") is a public accounting firm that has served as Seitel's outside auditor and consultant since December 1, 2000. For fiscal year 2000, E&Y was paid $240,036 in audit fees, and $312,102 in other fees, including consulting fees. E&Y audited the Company's financial statements for the fiscal year ended December 31, 2000.

DUTIES OF THE INDIVIDUAL DEFENDANTS

XV.

        Each of the Individual Defendants, by virtue of his position as a director and/or officer of Seitel, owed to the Company and to its shareholders the fiduciary duties of loyalty, good faith and the exercise of due care and diligence in the management and administration of the affairs of the Company, as well as in the use and preservation of its property and assets. The conduct of the Individual Defendants complained of herein involves a knowing and culpable violation of their obligations as directors and officers of Seitel, the absence of good faith on their part, a reckless disregard for their duties to the Company and its shareholders in which the Individual Defendants were aware or should have been aware of a risk of serious injury to the Company. The conduct of the Individual Defendants who were also officers of the Company during the relevant period has been ratified by the remaining Individual Defendants who collectively made up Seitel's entire Board during the relevant period.

XVI.

        To discharge the aforesaid duties, the Individual Defendants were required to exercisereasonable and prudent supervision over the management, policies, practices, controls, and financial affairs of Seitel, and to insure that the Company sought recompense for those persons responsible for prior and current wrongs done to it. By virtue of this obligation of good faith, loyalty and due care and diligence, the Individual Defendants were required, among other things to :

A.	refrain from acting upon material inside corporate information to benefit themselves;

B.	conduct the affairs of the Company in an efficient, business-like manner so as to make it possible to provide the highest quality performance of its business, to avoid wasting the Company's assets and to maximize the value of the Company's stock;

C.	remain informed as to how Seitel conducted its operations;

D.	ensure that Seitel was operated in a diligent, honest and prudent manner in compliance with all applicable federal and state laws, rules and regulations; and

F.	ensure that Seitel disseminated accurate information to the market and to shareholders.

XVII.

        The Individual Defendants, and particularly the members of the audit committee, were responsible for establishing and maintaining adequate internal accounting controls for Seitel and for ensuring that the Company's financial statements were based on accurate financial information. According to SEC rules, to accomplish the objectives of accurately recording, processing, summarizing and reporting financial data, a corporation must establish an internal accounting control structure. Pursuant to §13(b)(2) of the Exchange Act, Seitel was required to:

    (a)   make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer; and

    (b)   devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that -

      (i)   transactions are executed in accordance with management's general or specific authorization;

      (ii)   transactions are recorded as necessary ... to permit preparation of financial statements in conformity with generally accepted accounting principles....

XVIII.

        Moreover, according to Appendix D to Statement on Auditing Standards No. 55, ("SAS 55"), management should consider, among other things, such objectives as: (i) making certain that "[t]ransactions are recorded as necessary ... to permit preparation of financial statements in conformity with generally accepted accounting principles ... [and] to maintain accountability for assets;" and (ii) making certain that "[t]he recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences."

XIX.

        According to SAS 55.13:

  Establishing and maintaining an internal control structure is an important management responsibility. To provide reasonable assurance that an entity's objectives will be achieved, the internal control structure should be under ongoing supervision by management to determine that it is operating as intended and that it is modified as appropriate for changes in conditions.

XX.

        As alleged in detail below, during the period from May 2, 2000 to April 1, 2002, the Individual Defendants, in violation of GAAP and SEC rules and regulations, failed to implement and maintain an adequate internal accounting control system, and thereby violated their fiduciary duties of loyalty, good faith, and due care.

XXI.

        Moreover, according to Securities and Exchange Commission Staff Accounting Bulletin 101 ("SAB 101"), issued December 3, 1999, in order to prevent manipulation of revenues and earnings through improper recognition in multi-year contracts such as those of Seitel, "[t]here must be a fixed schedule for delivery of goods .. . consistent with the buyer's purpose." SAB 101 further states that the company should "recognize revenue on a straight-line basis, unless evidence suggests that revenue is earned or obligations are fulfilled in a different pattern, over the contractual term of the arrangement or the expected period during which those specified services will be performed, whichever is longer." (Emphasis added.)

XXII.

        As alleged in detail below, during the period from May 2, 2000 to April 1, 2002, the Individual Defendants, in violation of SEC regulations, breach, failed to properly recognize revenues and earnings in accordance with SAB 101, and thereby violated their fiduciary duties of. loyalty, good faith, and due care.

XXIII.

        As further alleged in detail below, during the period from May 2, 2000 to April 1, 2002, when the Selling Defendants possessed material non-public adverse information regarding the Company's business and prospects, the Selling Defendants breached their fiduciary duties of loyalty and good faith by using Seitel material non-public information to sell more than they sold a total of 482,524 shares of Seitel common stock at artificially inflated prices, thereby reaping more than $8 million in illegal insider trading proceeds for their own personal gain.

XXIV.

        All of the Individual Defendants failed to disclose material adverse information so that: (i) the Company's stock price would trade at artificially inflated prices, which enabled the Selling Defendants to sell their own personal holdings of Seitel common stock; and (ii) they would retain their positions, association with or business relationships with Seitel.

XXV.

        The Individual Defendants breached their duties of loyalty and good faith by allowing the Selling Defendants to place their own personal interests above the Company's and by failing to prevent the Company and its directors from committing acts which would, and did, injure the Company.

XXVI.

        The Individual Defendants further breached their duties of loyalty, due care and good faith by: (i) causing or allowing the Company to conduct its business in an unsafe, imprudent and unlawful manner; (ii) causing or allowing the Company to violate federal securities laws by making materially false and misleading statements and issuing false financial statements; and

(iii) exposing Seitel to millions of dollars of losses, as alleged herein.

XXVII.

        Furthermore, as a result of their responsibility for, and access to, material non-public information regarding the Company's financial condition, the Individual Defendants knew that the market had been misled by the Company's public disclosures as to the Company's financial results and condition. The Individual Defendants caused the Company to conceal from the investment community, including the Company's public stockholders, the Company's true financial results and condition, which allowed the Selling Defendants to reap insider trading profits through concealment.

XXVIII.

        The Individual Defendants' breaches of fiduciary duties, waste of corporate assets, and other violations of law have cause Seitel to suffer enormous losses and risk of future losses, as alleged herein.

FACTUAL ALLEGATIONS

BACKGROUND

XXIX.

        Seitel purports to be a leading provider of seismic data and related geophysical expertise to the petroleum industry, mainly focused in onshore, offshore, and the transition zone of the U.S. Gulf of Mexico, onshore East Texas, and Canada, and holding the largest seismic library in North America. Seitel, through its subsidiaries, designs, markets, and executes new seismic surveys for leading oil and gas exploration companies, explores for, finds, develops, produces, and sells oil and gas reserves, processes raw seismic data acquired in the field, purchases existing surveys from other companies, and provides licensed customers with a web enabled, map-based interface.

XXX.

        Since 1999, Setiel has amortized its seismic data library to include a high percentage of data library trades. The high percentage of data library trades has a positive impact on pretax income and therefore directly benefitted Frame, Pearlman and Valice, whose above-described amended employment agreements allowed them to receive a percentage of Seitel's pretax income.

XXXI.

        Over the past several quarters, Seitel has increased the use of seismic data library trades as a way of generating new sales and cost effectively expanding the size (and revenue potential) of the seismic data library. In a seismic data library trade, Seitel trades licenses to its seismic data library to customers for the full ownership interest in the customer's proprietary seismic data. In accordance with current accounting rules, Seitel recognizes revenue for the licenses granted and records a seismic data library asset for the amount of proprietary seismic data acquired. These transactions are non-monetary trades valued at the fair market value of such licenses based on cash transactions on similar seismic data, or at the estimated fair value of the seismic data acquired.

XXXII.

        During the first nine months of 2001, Seitel licensed seismic data valued at $39.4 million in trade for the ownership of seismic data of equal value for its library plus $11.1 million of cash. As a percent of total seismic sales, the data library trades represented a significant portion of recognized revenues, over 30%, through the first nine months of 2001. Adjusting for cash received by Seitel, trades in the first three quarters of FY2001 represented 23% of total seismic sales, significantly above the Company's 1999-2000 levels of less than 5%.

THE INDIVIDUAL DEFENDANTS DISSEMINATE
MATERIALLY INACCURATE AND MISLEADING INFORMATION

XXXIII.

        In a March 5, 2001 press release, Seitel announced, with the full knowledge and participation of E&Y, its revenue, income and earnings for the full year 2000. The press release stated, in part:

    Commenting on fourth quarter and full year results, Mr. Frame stated, "We are pleased with the fourth quarter and full-year results for the company. The resurgence of oil and gas exploration experienced in the latest three quarters has increased the demand for Seitel's seismic data library and has had a positive impact on revenue and earnings per share. Fourth quarter seismic library sales once again increased both sequentially and in year over year comparisons. Given the current levels of industry activity, we are optimistic about fiscal 2001 and comfortable with the current Wall Street earnings estimates of $1.30 per share of 2001 and $1.65 per share for 2002."

    For full year 2000, revenue totaled $163.8 million, up 27% from $128.7 million a year ago. Income from core operations reached $24.7 million, up 70% versus last year's $14.5 million. Earnings per diluted share totaled $1.03 per diluted share versus $0.60 per diluted share last year. Full year 2000 results are before the second quarter restructuring charge and the fourth quarter delay IPO expense. The full year 1999 results are from core operations (seismic marketing and oil and gas), before the effect of equity in loss of affiliate and impairment due to dividend distribution of affiliate.

XXXIV.

        Analysts responded favorably to Seitel's March 5, 2001 announcement and reiterated "strong buy" ratings on Seitel, including Prudential Securities, who reported, on March 6, 2001, in part:

    Seitel earned $1.01 per share in 2000. In 2001, we expect the company to earn $1.30 per share, and project that earnings in 2002 could be $1.70 per share 2) Based on a multiple of five times estimated 2002 cash flow, we are raising our target price to $30 per share and maintain our Strong Buy rating.

XXXV.

        Seitel's March 5, 2001 announcement had an immediate material effect on the price of Seitel common stock, which increased more than 12%, from $19.62 to $22.30, from March 2 to 7, 2001.

XXXVI.

        Beginning on February 26, 2001 and continuing until March 13, 2001 the Selling Defendants, while in possession of material adverse non-public information, sold a total of more than 297,000 shares of Seitel common stock at prices at or about their all-time highs, reaping proceeds of more than $5.9 million, as follows:

Name	Dates	# Shares	Prices		Proceeds

Debra D. Valice	3/13/01	25,000	$23.00		$575,000

Walter M. Craig	3/13/01	5,000	$22.85		$114,250
	3/13/01	5,000	$22.80		$114,000
	3/7/01	6,594	$21.05		$138,803
	3/7/01	2,500	$21.25		$53,125
	3/7/01	2,500	$21.72		$54,300
	3/7/01	2,500	$21.75	-	$54,375
	3/7/01	2,500	$20.75		$51,875

	3/7/01	2,500	$21.80	$54,500

Herbert M.	3/13/01	5,000	$23.00	$115,000
Pearlman	3/13/01	5,000	$22.90	$114,500
	3/13/01	400	$22.85	$9,140
	3/12/01	10,000	$22.65	$226,500
	3/12/01	5,000	$22.72	$113,600
	3/12/01	5,000	$22.75	$113,750
	3/9/01	5,000	$22.00	$110,000
	3/9/01	5,000	$21.38	$106,900
	3/9/01	5,000	$21.50	$107,500
	3/9/01	5,000	$21.75	$108,750
	3/9/01	5,000	$21.43	$107,150
	3/8/01	1,600	$22.40	$35,840
	3/7/01	15,474	$21.23	$328,513
	3/6/01	8,900	$21.24	$189,036
	3/6/01	5,500	$21.08	$115,940
	3/5/01	7,900	$21.46	$169,534
	3/5/01	5,000	$20.70	$103,500
	3/2/01	15,000	$18.88	$283,200
	3/2/01	13,100	$18.90	$247,590
	3/1/01	7,200	$18.80	$135,360
	2/28/01	9,500	$19.15	$181,925
	2/27/01	15,000	$18.81	$281,250
	2/27/01	15,000	$18.75	$282,150
	2/27/01	10,000	$18.87	$186,200
	2/27/01	10,000	$18.62	$190,000
	2/27/01	10,000	$19.00	$188,700
	2/27/01	10,000	$19.35	$193,500
	2/27/01	1,626	$19.33	$31,430
	2/26/01	16,900	$18.75	$316,875
	2/26/01	500	$18.60	$9,300

XXXVII.

        In a May 2, 2001 press release, Setiel, with the full knowledge and participation of E&Y, announced its revenue, income and earnings for the first quarter of FY2001, and stated in part:

    Seitel Reports Better Than Expected First Quarter 2001 Earnings of $ 0.29 Per Share, Up 164% Year Over Year Driven by a 72% Increase in Revenue;

    — First quarter net income totaled $ 0.29 per share versus $ 0.11 per share in first quarter

    2000.

    — First quarter 2001 earnings of $ 0.29 per share exceeded the Wall Street consensus estimate of $ 0.26 per share. —.Library resales totaled $ 29.4 million versus $ 11.2 million in first quarter 2000, an increase of 163%. — Total revenue equaled $ 49.0 million in 1Q01 versus $ 28.4 million last year, an increase of 72%. Seismic revenue totaled $ 40.9 million up 78% from 1Q00 revenue of $ 23.0 million, while DDD Energy reported revenue of $ 8.1 million up from 1Q00 revenue of $ 5.4 million, an increase of 49%.

    — Operating margins in the quarter equaled 30%, up from 1Q00 levels of 24%.

    — EBITDA for the quarter was $ 36.1 million, $ 1.38 per diluted share versus $ 20.1 million and $ 0.85 per share in the year ago quarter.

    — Seitel, Inc.......announced better than expected earnings today for first quarter 2001, driven by strong library sales, higher data initiation revenue, increased oil and gas revenue and strong operating margin. First quarter 2001 net income totaled $ 7.5 million ($ 0.29 per diluted share based on 26.3 million shares outstanding) compared with net income of $ 2.5 million ($0.11 per diluted share based on 23.7 million shares outstanding) in first quarter 2000.

    First quarter 2001 revenue totaled $ 49.0 million, up 72% versus first quarter 2000 revenue of $ 28.4 million. Income before tax was $ 11.9 million, a three-fold increase over first quarter 2000 pre-tax income of $ 3.9 million. "The fundamental change that occurred in the seismic library business last June continues to gain momentum and positively impact our earnings and cash flow generation. The first quarter 2001 results also marked an increase in data initiation revenue to $ 11.5 million, a gain of 23% over the $ 9.3 million reported in fourth quarter 2000. In addition, operating margins in the first quarter were 30%, the third consecutive quarter at or above the 30% threshold. Seitel Solutions continues to move forward on its web-enabled global information management system . . . and we continue to opportunistically acquire seismic data libraries that should be accretive to earnings. In summary, the people, the business model, and the resources are in place to achieve our growth initiatives," stated Paul A. Frame, President and Chief Executive Officer.

    In the first quarter of 2001, revenue from Seitel's seismic division increased 78% to $ 40.9 million versus $ 23.0 million in first quarter 2000. Revenue from oil and natural gas production rose 49% to $ 8.1 million versus $ 5.4 million in first quarter 2000. Natural gas production was 762 million cubic feet during the first quarter of 2001 versus 1,305 million cubic feet during the first quarter of 2000. Oil and natural gas liquids production totaled 70,000 barrels, flat with last year's production. Seitel's first quarter 2001 average natural gas and oil price realization was $ 8.01 per mcf and $ 27.45 per barrel, respectively. This compares to $ 2.75 per mcf and $ 25.27 per barrel during the first quarter of 2000.

    EBITDA (earnings before interest, taxes, depreciation and amortization) for the first quarter of 2001 amounted to $ 36.1 million or $ 1.38 per diluted share, versus first quarter 2000 EBITDA of $ 20.1 million, or $ 0.85 per diluted share.

    Commenting on first quarter results, Paul A. Frame .. . stated, "We are pleased with the first quarter results and the year over year growth experienced by the Company. The strong demand for seismic library data experienced in the latest four quarters is now expanding into the new data initiation market. Given the current levels of industry activity, we remain optimistic about fiscal 2001 earnings and are comfortable with the current Wall Street earnings estimates of $ 1.30 per share for 2001 and $ 1.65 per share for 2002."

XXXVIII.

        Seitel's May 2, 2001 announcement had an immediate material effect on the price of Seitel common stock, which increased more than 5%, from $18.80 to $19.62 in a single trading day.

XXXIX.

        Beginning on May 15, 2001 and continuing until June 18, 2001, the Selling Defendants, while in possession of material adverse non-public information, sold a total of more than 85,000 shares of Seitel common stock, reaping proceeds of more than $1.4 million, as follows:

Name	Dates	# Shares	Prices	Proceeds

Debra D. Valice	5/30/01	500	$19.00	$$9,500

Herbert M.	5/22/01	800	$19.75	$15,800

Pearlman	5/22/01	750	$19.79	$14,842
	5/22/01	250	$19.71	$4,927
	5/21/01	1,000	$19.79	$19,790
	5/18/01	3,000	$19.73	$59,190
	5/18/01	1,500	$19.59	$29,385

	5/18/01	1,000	$19.70	$19,700
	5/18/01	1,000	$19.75	$19,750
	5/18/01	1,000	$19.60	$19,600
	5/18/01	1,000	$19.55	$19,550
	5/18/01	1,000	$19.74	$19,740
	5/18/01	500	$19.65	$9,825
	5/17/01	1,000	$19.30	$19,300
	5/17/01	500	$19.33	$9,665
	5/17/01	250	$19.35	$4,850
	5/17/01	250	$19.41	$4,860
	5/17/01	250	$19.40	$4,837
	5/17/01	250	$19.44	$4,852
	5/16/01	2,000	$19.40	$38,800
	5/16/01	1,500	$19.45	$29,175
	5/16/2001	1,000	$19.250	$19,600
	5/16/2001	1,000	$19.320	$19,320
	5/16/2001	1,000	$19.600	$19,250
	5/16/2001	1,000	$19.290	$19,290
	5/16/2001	600	$19.420	$11,652
	5/16/2001	500	$19.360	$9,680
	5/15/2001	4,000	$19.200	$76,800
	5/15/2001	2,000	$19.240	$38,480
	5/15/2001	800	$19.380	$15,504
	5/15/2001	100	$19.350	$1,935

Paul A. Frame	6/18/01	25,000	$16.04	$401,000

	6/18/01	10,000	$16.21	$162,100
	6/18/01	10,000	$16.15	$161,500
	6/18/01	10,000	$16.01	$160,100

Walter M. Craig	5/21/01	4,450	$19.60	$87,220

	5/21/01	700	$19.63	$13,741
	5/21/01	100	$19.61	$13,630

XL.

        In an August 14, 2001 press release, Setiel, with the full knowledge and participation of E&Y, announced its revenue, income and earnings for the second quarter of FY2001, and stated

in part:

    Second quarter 2001 revenue totaled $ 43.4 million, up 8% versus second quarter 2000 revenue of $ 40.1 million. Income before the oil and gas impairment and taxes was $ 9.3 million, an increase over second quarter 2000 income before restructure charge and taxes of $ 8.6 million. "The North American seismic data library markets remain strong as sales in the United States, both onshore and offshore, exceeded company expectations during the quarter," stated Mr. Frame.

    In the second quarter of 2001, revenue from Seitel's seismic division increased 11% to $ 37.6 million versus $ 34.0 million in second quarter 2000. Revenue from oil and natural gas production was nearly flat at $ 5.8 million versus $ 6.1 million in second quarter 2000. Natural gas production was 797 million cubic feet during the second quarter of 2001 versus 1,305 million cubic feet during the second quarter of 2000 and flat with first quarter 2001. Oil and natural gas liquids production totaled 65,000 barrels versus 83,000 barrels in second quarter 2000 and flat with first quarter 2001. Seitel's second quarter 2001 average natural gas and oil price realization was $ 5.22 per mcf and $ 24.53 per barrel, respectively. This compares to $ 3.01 per mcf and $ 25.24 per barrel during the second quarter of 2000.

    The company recorded a non-cash oil and gas impairment of $ 8.0 million ($ 5.0 million after-tax, $ 0.19 per diluted share) on properties due to lower commodity prices. The effect of the impairment will reduce future depletion expense and, assuming constant pricing and reserves, should increase future profitability for DDD Energy. Net income per share after the non-cash impairment was $ 0.03 per diluted share.

    EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the second quarter of 2001 amounted to $ 32.1 million or $ 1.22 per diluted share, versus second quarter 2000 EBITDA of $ 30.5 million, or $ 1.28 per diluted share.

    Commenting on second quarter results, Mr. Frame stated, "The strong revenues and profitability of the company, notwithstanding these temporary difficulties, indicate that the prospects for future revenue and earnings growth are excellent. With the nation's renewed focus on developing new and productive energy sources, demand for seismic data remains strong in Canada and indeed in all of North America. With the appointment of a new President at Olympic Seismic, we are confident that the shortfall experienced in the second quarter can be substantially recovered in the future."

.   .   .

    For the 2001 six months, revenue totaled $ 92.4 million versus $ 68.5 million a year ago, an increase of 35%. EBITDA reached $ 68.3 million, $ 2.59 per diluted share versus $

    50.6 million, $ 2.13 per diluted share last year, a gain of 35%. Net income reached $ 13.3 million before the oil and gas impairment charge taken in the second quarter versus $ 8.1 million last year before the restructure charge. Earnings per share before the non-recurring charges equaled $ 0.53 per basic share and $ 0.51 per diluted share versus $ 0.34 per basic and diluted share last year. Net income was $ 0.33 per basic share and $ 0.32 per diluted share for the 2001 six-month period versus $ 0.18 per basic and diluted share last year.

XLI.

        In a November 14, 2001 August 14, 2001 press release, Setiel, with the full knowledge and participation of E&Y, announced its revenue, income and earnings for the third quarter of FY2001, and stated in part:

    Seitel, Inc.... announced third quarter 2001 earnings, before non-cash oil and gas impairment, of $ 7.7 million ($ 0.31 per diluted share based on 25.0 million shares outstanding) compared with net income of $ 7.2 million ($ 0.30 per diluted share based on 24.4 million shares outstanding) in third quarter 2000. Seitel also announced that its third quarter revenue, earnings before impairment and EBITDA are up over last year. "The reported earnings represent a strong increase in sequential and year over year earnings results. Despite concerns in the energy patch due to commodity prices, demand for our seismic data continues to increase both in new data creation and in the library sales markets. Through the first nine months of fiscal 2001, library sales have increased 38% to $ 90.5 million versus $ 65.8 million last year. The cash generated through library sales, combined with the substantial use of data trades, has fueled the acquisition of additional libraries at attractive prices, taking advantage of market conditions. Fiscal 2001 has presented Seitel with tremendous opportunities to grow its library that should translate into accelerated growth in sales for the next several years," stated Paul Frame, President and Chief Executive Officer.

.   .   .

    Through the first nine months of 2001, approximately 28% of revenue was generated through data trades. Overall, the data library asset has grown by 15% through the first nine months of 2001," continued Mr. Frame.

    Third quarter 2001 revenue totaled $ 48.4 million, up 8% versus third quarter 2000 revenue of $ 44.8 million. Operating income, before the non-cash oil and gas impairment, was $ 16.5 million, an increase over third quarter 2000 operating income of $ 14.1 million.

    In the third quarter of 2001, revenue from Seitel's seismic division increased 14% to $ 44.3 million versus $ 38.8 million in third quarter 2000. Revenue from oil and natural gas production was $ 4.1 million versus $ 6.1 million in third quarter 2000 due to lower commodity prices. Natural gas production was 835 million cubic feet, up sequentially from the second quarter 2001 natural gas production of 797 million cubic feet, versus 1,014 million cubic feet during the third quarter of 2000. Oil and natural gas liquids production totaled 65,000 barrels, flat with second quarter 2001 production, versus 74,000 barrels in third quarter 2000. Seitel's third quarter 2001 average natural gas and oil price realization was $ 3.31 per mcf and $ 20.63 per barrel, respectively. This compares to $ 3.83 per mcf and $ 28.91 per barrel during the third quarter of 2000.

    The company recorded a non-cash oil and gas impairment of $ 22.1 million ($ 13.2 million after-tax, $ 0.53 per diluted share) on properties due largely to lower commodity prices. The effect of the impairment will reduce future depletion expense and, assuming constant pricing and reserves, should increase future profitability for DDD Energy. Net loss per diluted share after the non-cash impairment was $ 0.22.

    EBITDA (earnings before interest, taxes, depreciation, depletion and amortization) for the third quarter of 2001 amounted to $ 37.3 million or $ 1.49 per diluted share, versus third quarter 2000 EBITDA of $ 34.4 million, or $ 1.41 per diluted share.

    Commenting on third quarter results, Mr. Frame stated, "Seitel continues to experience tremendous growth year over year as measured by revenue, EBITDA, earnings from operations, and assets. Our data library asset has grown 15% through the first nine months of fiscal 2001 through both the creation of new seismic data and the acquisition of existing seismic data libraries. These acquisitions are already contributing to our financials and are expected to be the drivers of growth for the next several years. The current industry environment has presented Seitel with several opportunities to grow its business. We expect to take an aggressive approach to the opportunities available to position the company for sustainable future growth."

    For the 2001 nine months, revenue totaled $ 140.8 million versus $ 113.3 million a year ago, an increase of 24%. EBITDA before special items reached $ 105.6 million, $ 4.08 per diluted share versus $ 85.0 million, $ 3.55 per diluted share last year, a gain of 24%. Income reached $ 20.8 million before the non-cash oil and gas impairment charges taken in the second and third quarters versus $ 15.3 million last year before the restructure charge. Earnings per share before special items equaled $ 0.83 per basic share and $ 0.80 per diluted share versus $ 0.65 per basic share and $ 0.64 per diluted share last year. Net income was $ 0.11 per basic and diluted share for the 2001 nine-month period versus $ 0.49 per basic share and $ 0.48 per diluted share last year.

    Seitel markets its proprietary seismic information/technology to more than 400 petroleum companies, selling data from its library and creating new seismic surveys under multi-client ("group shoot") projects. It also selectively participates in oil and natural gas exploration and development programs with over 100 petroleum-industry partners.

XLII.

        Beginning on November 30 and continuing until December 4, 2001, defendant Frame, while in possession of material adverse non-public information, sold a total of 50,000 shares of Seitel common stock, reaping proceeds of more than $590,000, as follows:

Name	Dates	# Shares	Prices	Proceeds

Paul A. Frame	12/4/2001	3,000	$12.120	$36,270
	12/4/2001	3,000	$12.090	$36,360
	12/4/2001	2,000	$12.110	$24,220
	12/4/2001	2,000	$12.080	$24,160
	12/4/2001	2,000	$12.060	$24,120
	12/4/2001	1,000	$12.050	$12,050
	12/4/2001	1,000	$11.910	$11,910
	12/3/2001	8,000	$11.920	$95,360
	12/3/2001	4,000	$11.930	$47,720
	12/3/2001	3,000	$11.960	$35,880
	12/3/2001	2,000	$11.940	$23,940
	12/3/2001	2,000	$11.970	$23,880
	12/3/2001	1,000	$11.950	$11,950
	11/30/2001	6,000	$12.070	$72,420
	11/30/2001	5,000	$11.890	$59,450
	11/30/2001	5,000	$11.850	$59,250

XLIII.

        At the time of the stock sales set forth in paragraphs XXXVI, XL, and XLIV, each of the Individual Defendants knew or had reason to know that, contrary to their public statements:

a.	Seitel was not in compliance with SEC guidelines for FY2000 and in fact its accounting procedures were contrary to GAAP, GAAS, SAS 55.13, and SAB 101;

b.	Revenue had not been "earned" when data was made available to customers, as the Individual Defendants had stated;

c.	The Company was recognizing revenues prior to actual use or delivery, contrary to SEC guidelines;

d.	Seitel was overstating its financial results by $42.7 million for the first three quarters of FY2001; and

e.	Frame and Valice were receiving compensation payments based upon improperly inflated revenues.

XLIV.

        On February 8, 2002, A.G. Edwards & Sons, Inc. downgraded Seitel from "buy" to "hold."

THE TRUTH IS REVEALED

XLV.

        In its April 1, 2002 press release, Seitel admitted it would restate its financial results for FY 2000 as well as for the first three quarters of FY 2001, would cease awarding bonuses to Frame based on a percentage of top-line sales or revenues and, instead, pay such bonuses based on bottom-line performance, and further would modify the repayment terms of promissory notes held by the Company for loans made to Frame and to Valice, as the previous notes contained repayment terms reflecting the Company's previous, overstated revenues. However, Frame's and Valice's promissory notes allow the loans to be reduced by 20% for every year the FTP is reached, essentially forgiving the improperly structured bonus payments and the present loans. Seitel also stated that the Company would re-classify $97.3 million of its FY2001 revenue, as well as for previous years, as "deferred revenue" in its December 31, 2001 financial statements, an increase in deferred revenue of $94.32 million from the previous year. Seitel further stated that the Company was not in compliance with certain financial covenants in Senior Notes aggregating $148 million and with its line of credit, under which no borrowings could then be made. The press release stated, in part:

    Seitel, Inc.... owner of one of the largest seismic data libraries in North America, today announced its fourth quarter and FY 2001 results. The Company also announced it is restating financial results for the first nine months of 2001, ended September 30, and for FY 2000, in large part based on newly adopted more conservative and transparent accounting practices.

    Of the total of $68.2 million in revenue reductions over these two time periods through the restatement, $50.8 million was the result of the Company's decision to adopt such conservative accounting practices with respect to revenues recognized under various seismic data access and license agreements - and all of these revenues will be deferred and recognized in future years; and $17.4 million pertained to a limited number of data acquisition projects, constituting just 5.7% of the total gross pre-restatement revenues of $304.6 million over the two time periods.

    Reflecting in large part the depressed commodity prices in the oil and gas industry, the Company reported a FY 2001 net loss of $15 million and $.60 Loss Per Share. Excluding non-cash impairment charges (which totaled $40.4 million in FY 2001, $26.3 million after tax) relating to the depressed value of oil and gas properties, the Company would have had net income of $11.3 million and $.45 EPS. The Company also reported FY 2001 EBITDA of $92.8 million (which the Company has defined as earnings before interest expense, depreciation, depletion, amortization, taxes, and impairment charges.) Net income for the fourth quarter was a loss of $3.4 million and loss per share of $.14 including non-cash oil and gas impairment charges. Excluding the oil and gas impairment charges, the net income would have been $3.4 million or $.13 per share.

.   .   .

    As of December 31, 2001, the Company had deferred revenues of $97.3 million which will be recognized in subsequent years. Of this total, $49.6 million relates to cash transactions (56% of which has been collected) and $47.7 million relates to non-cash transactions. Further, this $97.3 million balance consists of: (1) $56.9 million resulting from the net effect of adoption of more conservative accounting practices in 2000 and 2001; (2) $36 million in revenues relating to periods prior to FY 2000 (accompanied by a corresponding charge of $14.2 million after tax in the FY 2000 statement of operations); and (3) $4.4 million in existing deferred revenue as of December 31, 1999.

    The timing of the recognition of this $97.3 million in deferred revenues in subsequent years is the earlier of selection of the data by the customer or the expiration of the selection period. If all revenues are recognized at the end of the expiration period, then revenues would be recognized at the latest as follows: $25 million to be recognized in 2002, $19 million in 2003, $17 million in 2004, and $36.3 million in 2005 and thereafter.

    "Library Card" Seismic Data Access and License Agreements: Conservative Accounting Treatment

    Regarding the seismic data access and license agreements, the Company reported a downward revenue adjustment of $19.6 million in FY 2000 (12% of total pre-restatement revenues) and $31,2 million (22% of total pre-restatement revenues) for the nine months ended September 30, 2001. Such adjustments do not change the actual cash receipts of the Company.

.   .   .

    Regarding the second category of revenues subject to downward adjustments, the Company, in consultation with its outside auditors, decided to reduce previously recognized revenues relating to certain data acquisition contracts in those instances in which the Company and the customer participated together in the provision of services to obtain new seismic data. Since the Company in these instances was not acting as the sole operator, it did not legally assume the entire risk of service. Thus, rather than recognizing as revenues payments received for the purchase of a license of the newly acquired data, the Company instead is using these customer payments to reduce the costs of the newly acquired data owned by the Company. Either way, upon completion of the acquisition, the Company has full ownership of the newly acquired data.

    The restatement in connection with data acquisition projects reduced revenues by $5.9 million in FY 2000, or 4%, and $11.5 million, or 8%, for the first nine months of 2001, for a total for the two periods of $17.4 million, or 6%, over the two periods.

.   .   .

    The Company also announced that Mr. Frame and the Company's Board of Directors are in discussions concerning changes to his compensation agreement, with an intention to eliminate the payment of bonuses based on a percentage of top-line sales or revenues and, instead, pay such bonuses based on bottom-line performance criteria established by the Compensation Committee of the Board of Directors and as ratified by the full Board. In addition, the Company announced it would accept a five-year promissory note from Mr. Frame for the repayment of certain bonus payments (based on pre-tax profits) and commission payments (based on sales) advanced during FY 2001. Under Mr. Frame's employment contract, he is entitled to receive monthly advances of commission payments. However, the annual commission and bonus payments are contingent upon the Company achieving $10 million in pre-tax profits (earnings before taxes). Throughout 2001, the Company and Mr. Frame anticipated achieving this threshold. When the 2001 year end results were finalized, including the impact of the oil and gas impairment, the threshold for the bonus and commission payments was not met. Therefore, any amounts advanced pursuant to previous interim bonus and commission calculations will be incorporated into the promissory note.

    The Company also announced that it would accept a similar five-year promissory note from Ms. Debra Valice, Chief Financial Officer, for the repayment of advances on anticipated bonuses during 2001 consistent with prior years custom and practice.

    Mr. Frame has agreed to repay a total of $2,572,730 in such advances plus interest and Ms. Valice has agreed to repay a total of $621,293 in such advances plus interest.

.   .   .

    As a result of the restatement of its financial statements and the impairment of oil and gas properties recorded in the fourth quarter of 2001, the Company was not in compliance as of September 30, 2001, and December 31, 2001, with certain financial covenants in Senior Notes aggregating $148 million. The Company has received a waiver and an amendment from the Senior Note holders that places it in compliance with those agreements.

    For the same reasons, the Company also experienced a covenant violation in its revolving Line of Credit. There are no borrowings under the line of credit. With the existing covenant violation, the Company may not currently borrow under this facility. The Company has begun discussions with the lenders on this line of credit to amend the covenant calculations to bring the Company back into compliance and to permit borrowing under the line of credit facility.

XLVI.

    On May 3, 2002, Seitel issued a press release acknowledging the above issues, and stating, in part:

    Seitel, Inc. (NYSE: SEI; TSE: OSL) announced today it is filing a current report on Form 8-K, disclosing certain amendments to parts of its annual report on Form 10-K that was previously filed on April 1, 2002, with the Securities and Exchange Commission. The amendments followed meetings with the SEC staff and provide new information concerning the reasons for its restatements of financial condition announced on April 1 and concerning other matters previously referenced in the April 1 Form 10-K. The additional information provided in these amendments will not change any of the previously announced re-stated financial statements and will not require additional changes in accounting policies.

    The amended 10-K also discloses that the Company will be in non-compliance with certain loan covenants as of March 31, 2002, and is currently in discussions with its lenders seeking waivers and amendments to the loan documents. The Company's outside auditors have advised that unless the Company successfully cures the non-compliance through amendments to the covenants, the auditors will include "going concern" qualification of any future report that they may be called upon to issue. Failure to obtain such waivers and amendments in addition to an election by the lenders to accelerate the debt could cause substantial liquidity problems for the Company. Additional Information Regarding Reasons For Restatement

    The 10-K amendments will provide additional information regarding the matters discussed in its April 1 announcement restating financial results for FY 2000 and the first nine months of FY 2001. After consultations with Staff of the Securities and Exchange Commission subsequent to the April 1 filing, the Company's amendments to its previously filed Form 10-K will provide additional information regarding its accounting methodology and reasons for the restatement, including the following:

      additional information concerning the valuation process used by the Company to reach a fair valuation of non-cash data exchanges of the Company's licensed data in return for data to be owned by the Company, including the Company's obtaining third-party fairness opinions;
      additional information concerning the reasons these non-cash exchanges are not like-kind exchanges;
      following its consultations with the SEC Staff during April 2002, the Company explains that its previously announced restatement of revenues in relation to certain seismic data access and license agreements is based on SAB 101;
      additional information explaining the Company's 10 year amortization schedule for its seismic data, including why it is consistent with the Company's long-standing business experience and business model and how the Company's business model differs from others in the industry that may use a shorter amortization schedule.

    The SEC staff has informed the Company that it is has no further questions regarding these issues at this time. Non-Compliance With Certain Loan Covenants

    The 10-K amendments also state that due to increased interest expense and decreased revenues in the first quarter of 2002, the Company will not be in compliance with various covenants under its Senior Note Agreements, including coverage ratios, as of March 31, 2002. In addition, in its April 1 Form 10-K, the Company reported that it was not in compliance with financial covenants in its Revolving Line of Credit, and it reports in the amendments filed today that, while it currently has no borrowings outstanding under that Line of Credit, it continues to be in non-compliance through March 31, 2002.

    The Company is in the process of seeking amendments to its loan agreements from the Senior Note Holders and lenders on the Revolving Line of Credit to cure any such non-compliance. If the Company is unable to obtain such amendments, the note holders could elect to accelerate the debt, and there is no assurance that the Company could obtain replacement financing. Recently Filed Litigation. . . .

XLVII.

        On May 6, 2002, in a desperate bid to raise cash, Setiel announced that it had agreed to a private placement of 20 million shares of its common stock, also offering up to $10 million-worth of additional shares, all at or below market price. In response to this as well as all the above information, Seitel's stock price dropped over 37% on that day, closing at $5.65 per share, topping CNNMoney's May 6, 2002 list of "NYSE Low Alerts," and in intra-day trading bottomed out at $5.51 per share, its lowest price since November 1999.

XLVIII.

        Since the revelation of the Company's true revenues and restatement disclosures, several Seitel shareholders have commenced a securities fraud class action against the Company and its senior executive officers (naming as defendants some of the Individual Defendants in the instant action), alleging that the Company's public disseminations were materially false and misleading in violation of federal securities laws. This class action has exposed and will continue to expose the Company to enormous liability and costs. Moreover, the Company's credibility in the marketplace has been devastated, and as of May 3, 2002, Seitel common stock was trading at approximately $5.65 per share, nearly 75% less than the average price at which Selling Defendants sold their shares.

E&Y's ROLE IN DEFENDANTS' MISCONDUCT

.XLIX.

        During its yearly audits and quarterly reviews of Seitel's books, records and financial statements, members of E&Y's engagement team had virtually limitless access to information concerning Seitel's true financial condition. E&Y was present at Seitel's headquarters frequently throughout the year, had unfettered access to Seitel documents and employees, and had conversations with Seitel management and employees about Seitel's financial reporting and accounting practices.

L.

        E&Y knew or recklessly disregarded that Seitel's accounting practices were not in conformity with GAAP and failed to conduct audits of Seitel's financial statements in accordance with Generally Accepted Auditing Standards ("GAAS"), SAS 55.13, and/or SAB 101.

DERIVATIVE ALLEGATIONS

LI.

        Plaintiff brings this action derivatively in the right and for the benefit of Seitel to redress injuries suffered and to be suffered by Seitel as a direct result of the violations of law and breaches of fiduciary duty by defendants. Seitel is named as a nominal defendant in this derivative action.

LII.

        Plaintiff will adequately and fairly represent the interests of Seitel in enforcing and prosecuting the Company's rights, and have obtained counsel experienced, competent and practiced in litigating derivative actions.

LIII.

        Plaintiff has not made any demand on the present Seitel Board of Directors to institute this action. Such demand would be a futile and useless act because the Board is incapable of making an independent and disinterested decision for the following reasons:

A.	There are seven members on Seitel's Board. Three Board members, defendants Frame, Valice, and Craig, are directly interested in the subject transactions. They benefitted from their improper conduct by selling Seitel common stock while in possession of material adverse non-public information and reaping collective proceeds in excess of $3.6 million.

B.	The principal professional occupation of defendant Fiur is his employment with Seitel, pursuant to which he has received and will continue to receive substantial monetary compensation and other benefits. Accordingly, defendant Fiur is beholden to the other members of the Board, particularly to Frame, Chairman. President and CEO of the Company, who hired Fiur in 1999 and remains his superior, to maintain his employment position with Seitel;

C.	Through his positions as Chairman. President and CEO of the Company, defendant Frame is in a position to and dors dominate and control the Board, especially his direct subordinate defendant Fiur, whose principal professional occupation is his employment with Seitel and whom Frame hired in 1999;

D.	Despite their knowledge of the wrongdoing alleged herein the directors of Seitel have not taken action to seek recompense from the wrongdoers who have caused harm to the Company, including, but not limited to, the Selling Defendants;

E	Seitel's directors' and officers' liability insurance coverage has an "insured vs. insured" exclusion. Thus, if the Individual Defendants caused Seitel to sue its officers and directors for the liability asserted in this case, they would not be insured for that liability. They will not do this to themselves. The Seitel officers' and directors' liability insurance was purchased and paid for with corporate funds for the protection of the corporation. This derivative action does not trigger the "insured vs. insured" exclusion, and therefore only this derivative action can obtain a recovery from Seitel's officers' and directors' insurance for the benefit of the corporation.

COUNT I

AGAINST THE SELLING DEFENDANTS FOR BREACH OF
FIDUCIARY DUTIES FOR MISAPPROPRIATION OF
CORPORATE INFORMATION AND INSIDER SELLING

LIV.

        Plaintiff hereby incorporates by reference all preceding and subsequent paragraphs as if fully set forth herein.

LV.

        At the time of the stock sales set forth herein, the Selling Defendants knew or had reason to know the information described in paragraphs XXXIII-XXXIV above.

LVI.

        The information described in paragraphs XXXIII-XXXIV was proprietary non-public information concerning the Company's business, products, financial condition and prospects, which the Selling Defendants used for their own benefit when they sold Seitel common stock at prices higher than they could have obtained had the market been aware, as they were, of the true state of the Company's finances.

LVII.

        At the time of their stock sales, the Selling Defendants knew that the Company's financial statements were inaccurate, which when reported would cause the price of the Company's common stock to dramatically decrease. The Selling Defendants' sales of Seitel common stock while in possession and control of this material adverse non-public information was a breach of their fiduciary duties of loyalty and good faith.

LVIII.

        Since the use of the Company's proprietary information for their own gain constitutes a breach of the Selling Defendants' fiduciary duties, the Company is entitled to the imposition of a constructive trust on any profits the Selling Defendants obtained thereby.

COUNT II

AGAINST ALL INDIVIDUAL DEFENDANTS FOR BREACH
OF FIDUCIARY DUTIES FOR DISSEMINATION OF
INACCURATE AND MISLEADING INFORMATION

LIX.

        Plaintiff hereby incorporates by reference all preceding and subsequent paragraphs as if fully set forth herein.

LX.

        As alleged in detail herein, each of the Individual Defendants had a duty to ensure that Seitel disseminated accurate information to the market.

LXI.

        The Individual Defendants violated their fiduciary duties of care, loyalty, and good faith by disseminating to the market materially misleading and inaccurate information through public statements, as alleged herein.

LXII.

        As a direct and proximate result of the Individual Defendants' foregoing breaches of fiduciary duties, Seitel has suffered damages, as alleged herein.

COUNT III

AGAINST ALL INDIVIDUAL DEFENDANTS
FOR WASTE OF CORPORATE ASSETS

LXIII.

        Plaintiff hereby incorporates by reference all preceding and subsequent paragraphs as if fully set forth herein.

LXIV.

        During the term of the wrongdoing alleged herein, the Individual Defendants occupied positions within the Company that made them privy to confidential, proprietary information concerning the Company's business, products, financial condition and prospects, as described herein. The foregoing information was a proprietary asset belonging to the Company, which the Selling Defendants, aided and abetted by the remaining Individual Defendants, used for their own benefit and to the detriment of the Company and its shareholders.

LXV.

        The Company received no consideration in exchange for the Selling Defendants' use of the Company's confidential, proprietary information concerning its business, products, financial condition and prospects.

LXVI.

        Each of the Individual Defendants individually and/or jointly committed one or more of the acts or omissions to act as alleged herein and aided and abetted in the Selling Defendants' use, without consideration to the Company, of material adverse non-public information to sell their personal holdings of Seitel common stock at inflated prices for their own benefit, which constituted a waste of corporate assets.

LXVII.

        As a direct and proximate result of the Individual Defendants' waste of corporate assets, Seitel has suffered damages, as alleged herein.

COUNT IV

AGAINST ERNST & YOUNG, LLP FOR PROFESSIONAL NEGLIGENCE

LXVIII.

        Plaintiff incorporates by reference all previous and subsequent paragraphs as if set forth fully herein.

LXIX.

At all times relevant hereto, E&Y, as Seitel's auditor, owed to Seitel the duties of due care and professional competence.

LXX.

E&Y breached its duties of due care and professional competence by, among other things, failing to render services in accordance with GAAS and preparing and/or approving financial statements that were not prepared in accordance with GAAP.

LXXI.

As a direct and proximate result of E&Y's breaches of duty, Seitel has suffered damages, as alleged herein.

COUNT V

AGAINST ERNST & YOUNG, LLP FOR BREACH OF CONTRACT

LXXII.

        Plaintiff incorporates by reference all previous and subsequent paragraphs as if set forth fully herein.

LXXIII.

        At all times relevant hereto, E&Y and Seitel were parties to written contracts pursuant to which E&Y agreed to provide audit services to Seitel in accordance with GAAS.

LXXIV.

        E&Y breached its contracts with Seitel by, among other things, failing to render services in accordance with GAAS and preparing and/or approving financial statements that were not prepared in accordance with GAAP.

LXXV.

        As a direct and proximate result of E&Y's breaches of contract, Seitel has suffered damages, as alleged herein.

WHEREFORE, PREMISES CONSIDERED, Plaintiff demands judgment as follows:

A.	Against all defendants and in favor of the Company for the amount of damages sustained by the Company as a result of their breaches of fiduciary duty, waste of corporate assets, and violations of law;

B.	Imposition of a constructive trust in favor of the Company for the amount of profits each of the Selling Defendants received from their sales of Seitel common stock alleged herein;

C.	Against Ernst & Young, LLP and in favor of the Company for the amount of damages sustained by the Company as a result of Ernst & Young, LLP's breaches of contract and professional negligence;

D.	Awarding to plaintiff the costs and disbursements of the action, including reasonable attorney's fees, accountants' and experts' fees, costs and expenses; and

E.	Granting such other and further relief as the Court may deem just and proper.

JURY DEMAND

        Plaintiff demands a trial by jury on all issues triable by jury pursuant to Rule 216 of the Texas Rules of Civil Procedure.

Dated: May 9, 2002
Respectfully submitted, GARTNER LAW FIRM, P.C.

/s/ DANIEL D. GARTNER
DANIEL D. GARTNER State Bar No. 07713650 Three Riverway, 18th Floor Houston, Texas 77056 Telephone: 713-621-7340 Fax: 713-659-5302

OF COUNSEL:

SCHIFFRIN & BARROWAY, LLP
Robert B. Weiser Andrew B. Bullion Three Bala Plaza East

Suite 400 Bala Cynwyd, PA 19004 Telephone: 610-667-7706 Fax: 610-667-7056

LAW OFFICES OF BRIAN M. FELGOISE Brian M. Felgoise 230 South Broad Street Suite 404 Philadelphia, PA 19102 Telephone: 215-735-6810 Fax: 215 735-5185